Exhibit (h)(4)

AMENDMENT

DATED DECEMBER 16, 2020 TO

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MML Series Investment Fund II

MML Series Investment Fund II (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each, a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of May 1, 2015, as amended (the “Agreement”).

The Trust, on behalf of each Fund, and the Manager wish to amend the Agreement by replacing Article II: Expenses: in its entirety with the following:

ARTICLE II: EXPENSES

A. Expenses. The Manager shall assume all expenses of the Trust and each Fund, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that each Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to a Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of a Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by a Fund;

4.	Fees and expenses of the Trust’s Trustees who are not officers or employees of the Manager or an affiliate;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Trust’s outside legal counsel;

8.	Fees paid to each Fund’s custodian;

9.	Fees paid to each Fund’s Investment Manager;

10.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to a Fund;

11.	Fees paid for each Fund’s fidelity bond insurance;

12.	Fees paid for D&O insurance for the Trust’s Trustees;

13.	Unless otherwise agreed upon, fees paid to third parties to assist the Funds in making required regulatory filings with government agencies including, but not limited to, the Securities and Exchange Commission;

14.	Fees paid for subscriptions to investment company-related periodicals for the Trust’s Trustees;

15.	Fees and expenses related to (i) Board-related matters, (ii) the production and printing of periodic reports and notices including, but not limited to, annual and semi-annual reports and information statements, (iii) the production, printing and distribution of notices of the internet availability of annual and semi-annual reports and other costs related to compliance with the requirements of Rule 30e-3 under the 1940 Act, and (iv) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders.

16.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds.

17.	Certain fees paid to the Trust’s Chief Compliance Officer as agreed upon from time to time by the Trust and the Manager.

Each Fund may from time to time agree to make payments to third parties (who may be affiliates of the Manager) in respect of Shareholder Services provided by them, at such rates or in such amounts as the Fund and such third parties may from time to time agree. The payment by a Fund of any such amounts to third parties will not, except to the extent the Fund and the Manager otherwise expressly agree in writing, relieve the Fund of any payment obligation under this Agreement or reduce any amount payable by the Fund to the Manager under this Agreement, or otherwise affect any obligation of the parties under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MML SERIES INVESTMENT FUND II on behalf
of its series identified on Exhibit B thereto, as the
same may from time to time be amended

By:	/s/ Renee Hitchcock
Renee Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele
Vice President